                              DATED 9th MARCH, 1998

                       MULTISOFT FINANCIAL SYSTEMS LIMITED

                                      and

                               THE SAGE GROUP PLC

                                       and

                              IBIS SYSTEMS LIMITED

                               -------------------
                               AMENDMENT AGREEMENT
                               -------------------

                                  ALLEN & OVERY
                                     LONDON

                                   C3:117758.1

THIS AGREEMENT is made on    , 1998

BETWEEN:

(1) MULTISOFT FINANCIAL SYSTEMS LIMITED (registered number 2488578) whose registered office is at Cross & Pillory House, Cross & Pillory Lane, Alton, Hants GU34 1HL (the "Seller");

(2) THE SAGE GROUP PLC (registered number 2231246) whose registered office is at Sage House, Benton Park Road, Newcastle-upon-Tyne NE7 712 (the "Guarantor"); and

(3) IBIS SYSTEMS LIMITED (registered number 3410598) whose registered office is at 2 Twyford Place, Lincoln's Inn, Cressex, High Wycombe. Buckinghamshire HP12 3RE (the "Purchaser")

WHEREAS:

The Seller, the Guarantor and the Purchaser have today entered into an agreement (the "Agreement) for the sale of the Business (as defined in the Agreement) and have agreed to make certain amendments to the terms of the Agreement.

1T IS AGREED as follows:

1. All words and expressions defined in the Agreement shall have the same meaning in this agreement unless the context otherwise requires.

2. In consideration of the payment of (pound) 1 by the Purchaser to the Seller, receipt of which is acknowledged by execution of this agreement, the parties agree that the Agreement shall be amended as follows:

      (i) the definition of "Contracts" in the Agreement shall be deleted and the following definition shall be substituted:

            "Contracts" means all contracts and engagements entered into or orders made before the Effective Time by or on behalf of the Seller with customers in connection with the Business relating to software support (but not sale or supply) and to bespoke modifications (other than as provided under clause 2(5)) which remain (in whole or in part) to be performed at or after the Effective Time;"

      (ii) the word "Completion" in the definition of "Debts" shall be deleted and substituted by the words "the Effective Time".

      (iii) the words "an irrevocable royalty-free" shall be added after the word "Purchaser" in clause 2(4) of the Agreement.

      (iv) additional sub-clauses (9) and (10) be added to clause 5 of the Agreement in the following terms:

            "5(9) Save for such liabilities as the Purchaser agrees expressly to assume under this agreement, the Purchaser shall not assume any liability of or relating to the Business in existence at the Effective Time and the Seller agrees to indemnify the Purchaser in respect of any such liability

            5(10) The Purchaser agrees to indemnify the Seller in respect of any liability of or relating to the Business which the Purchaser assumes under this Agreement or which arises after the Effective Time."

      (v)   an additional sentence be added to clause 7(2) as follows:

            "For the avoidance of doubt the Purchaser shall not be precluded from providing services to customers and selling software supplied by parties other than the Seller's Group."

      (vi) an additional sub-clause (9) be added to clause 7 of the Agreement in the following terms:

            "7(9) The Seller undertakes that, so far as it is aware (other than
                  John Jackman, a former employee of the Seller), it has not, and undertakes that it will not in the future, disclose to any third party the list or any part thereof) of Direct Customers and that it will keep confidential such information as the Seller maintains concerning the direct Customers (Save as required by law or regulation or for the purposes of any form of audit or disclosure to authority)."

      (vii) an additional sub-clause (10) be added to clause 7 of the Agreement in the following terms:

                  "The RRP used to calculate the amount payable by the Purchaser to the Seller in respect of the Computer Software and Products under this Agreement shall not include any amount payable in respect of NRG report writing software and, for the avoidance of doubt, sub-clause 7(3) shall not apply to the NRG report writing software.'

      (viii) an additional paragraph 7.2 be added to section 7 of Schedule 5 to the Agreement:

                  "7-2 Litigation

                  The Seller is not engaged in any litigation or arbitration proceedings as plaintiff or defendant and no such proceedings have been threatened in the past 12 months in writing against the Seller, in each case. relating to the Business and which would be material in the context of the Business taken as a whole."

            3. the provisions of clauses 18 and 19 of the Agreement shall be deemed to apply mutatis mutandis to this agreement as if set out in full in this agreement

            (4.) This agreement shall be construed in accordance with English law. The parties submit to the jurisdiction of the English courts for all purposes relating to this agreement


                                        3

       AS WITNESS the hands of the duly authorised representatives of the parties on the date which first appears on page one.

SIGNED BY                )
for and On behalf of     )
MULTISOFT FINANCIAL      )  [ILLEGIBLE]
SYSTEMS LIMITED          )
in the presence of:      )

SIGNED BY                )
for and on behalf of     )  [ILLEGIBLE]
IBIS SYSTEMS LIMITED     )
in the presence of:      )

SIGNED BY                )
for and on behalf of     )  [ILLEGIBLE]
THE SAGE GROUP PLC       )
in the presence of:      )

                              DATED 9th March, 1998

                       MULTISOFT FINANCIAL SYSTEMS LIMITED

                                       and

                               THE SAGE GROUP PLC
                                       and

                              IBIS SYSTEMS LIMITED

                           --------------------------
                           SALE OF BUSINESS AGREEMENT
                           --------------------------

                                  ALLEN & OVERY
                                     London

                                    CONTENTS


Clause                                                                   Page

1.    Interpretation ..................................................   1
2.    Sale of Business ................................................   3
3.    Excluded Assets .................................................   5
4.    Consideration ...................................................   5
5.    Apportionments ..................................................   6
6.    Contracts .......................................................   7
7.    Reseller Agreement ..............................................   8
8.    Product Warranty Claims .........................................   9
9.    Debts and Creditors .............................................  10
10.   Completion ......................................................  10
11.   Warranty ........................................................  11
12.   Employees .......................................................  12
13.   Pensions ........................................................  16
14.   Sales Literature ................................................  16
15.   Announcements ...................................................  16
16.   Value Added Tax .................................................  16
17.   Interest ........................................................  16
18.   Notices .........................................................  17
19    General .........................................................  18
20.   Whole Agreement .................................................  19
21.   Governing Law ...................................................  19
22.   Guarantee .......................................................  19
23.   Source Code Deposit .............................................  19

Schedules

1.    Computer Equipment and Computer Software ........................  20
2.    Transferred Equipment and Licensed Software .....................  22
3.    Direct Customers ................................................  23
4.    Employees .......................................................  24
5.    Warranties ......................................................  26
6.    Orphan Customers ................................................  29

Appendices
1.    Reseller Agreement ..............................................  30
2     Licence to Occupy ...............................................  31
3.    Guarantee .......................................................  32

Signatories ...........................................................  33

THIS AGREEMENT is made on         , 1998

BETWEEN:

(1) MULTISOFT FINANCIAL SYSTEMS LIMITED (registered number 2488578) whose registered office is at Cross & Pillory House, Cross & Pillory Lane, Alton, Hants GU34 1HL (the "Seller");

(2) THE SAGE GROUP PLC (registered number 2231246) whose registered office is at Sage House, Benton Park Road, Newcastle-upon-Tyne, NE7 7LZ (the "Guarantor"); and

(3) IBIS SYSTEMS LIMITED (registered numbered 3410598) whose registered office is at 2 Twyford Place, Lincoln's Inn, Cressex, High Wycombe, Buckinghamshire HP12 3RE (the "Purchaser").

WHEREAS:

(A)   The Seller carries on the Business (as defined below)

(B) The Seller wishes to sell and the Purchaser wishes to purchase the goodwill and certain assets of the Business with a view to carrying on the Business as a going concern in succession to the Seller on the terms and subject to the conditions set out in this agreement.

(C) The Guarantor is the parent company of the Seller and has agreed to guarantee the Seller's obligations hereunder in accordance with the Guarantee (as defined below).

IT IS AGREED as follows:

1.    INTERPRETATION

(1)   In this agreement:

      "Accounts Date" means the date to which the Seller's last filed accounts have been prepared namely 30th September, 1996;

      "Agreed Form" means the documents in the form agreed between the parties and initialled by them or on their behalf on or before the date of this agreement;

      "Assets" means the several assets to be sold by the Seller to the Purchaser under this agreement and described in clause 2(1);

      "Business" means the business of supplying computer software and support services exclusively to the Direct Customers and the business of supplying bespoke software modifications to customers whether or not such customers are Direct Customers carried on by the Seller at the Effective Time;

      "Completion" means completion of the sale and purchase of the Assets in accordance with clause 10;

      "Computer Equipment" means that equipment listed in part A of Schedule other than that equipment which is not used in the Business;

      "Computer Software" means that computer software listed in part B of
      Schedule 1;

      "Consideration" means (pound)3,863,000;

      "Contracts" means all contracts and engagements entered into or orders made before Completion by or on behalf of the Seller in connection with the Business which remain (in whole or in part) to be performed at Completion;

      "Creditors" means the aggregate amount owing by the Seller in connection with the Business to or in respect of trade creditors and accrued charges as recorded in the books of account of the Business at the Effective Time;

      "Debts" means (i) any debts or other sums due or payable to the Seller in connection with the Business at Completion, (ii) any debts or other sums which become due or payable to the Seller after Completion in connection with goods supplied or services performed in connection with the Business prior to Completion; and (iii) any interest payable on those debts or other sums,

      "Direct Customers" means those customers listed in Schedule 3;

      "Disclosure Letter" means the letter of the same date as this agreement from the Seller to the Purchaser in which certain matters are disclosed that relate to the Warranties in Schedule 5;

      "Effective Time" means the close of business on 2nd March, 1998;

      "Employees" means those individuals employed by the Seller in the Business and named in Schedule 4;

      "Employment Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

      "Goodwill" means the goodwill of the Seller in relation to the Business with the exclusive right for the Purchaser or its assignee to represent itself as carrying on the Business in succession to the Seller, but excluding any goodwill attaching to Intellectual Property in the Business;

      "Guarantee" means the deed in the form attached as Appendix 3;

      "Information" means all information owned by the Seller and in the Seller's possession and reasonably required for the operation of the Business including information relating to the supply of materials to the Business and to the marketing of any products or services supplied by the Business, including (to the extent they exist) customer names and lists, sales targets. sales statistics, marketing surveys and reports, marketing research, all training manuals and other materials relating to training of customers or Employees on the Computer Software and any advertising or other promotional materials and all material records and the database relating exclusively to material modifications to the Computer Software carried out for Direct Customers:

      "Intellectual Property" means all patents, design rights, copyrights, trade marks, service marks, trade names and all other intellectual property rights of any nature whatsoever throughout the world whether registered or unregistered and including all applications and rights to apply for any of the same;

      "Liabilities" means the liabilities of the Business (other than the Creditors) in respect of a matter relating to the Business which has arisen before the Effective Time but excluding any liability arising after the Effective Time;

      "Licence to Occupy" means the agreement in the form attached as Appendix
      2;

      "Licensed Software" means the software licensed from third parties, required for the Business and used exclusively in the Business set out in
      Schedule 2, Part B;

      "License Codes" means the codes issued by the Seller required by the Direct Customers in order to obtain access to and use the Computer Software;

      "Orphan Customers" means the customers set out in Schedule 6;

      "Purchaser's Solicitors" means Beale & Co of Garrick House, 27-32 King Street, Covent Garden, London, WC2E 8JD; 5

      "Reseller Agreement" means the agreement in the form attached as Appendix I;

      "Seller's Group" means The Sage Group plc and its subsidiaries;

      "Seller's Solicitors" means Allen & Overy of One New Change, London EC4M 9QQ;

      "subsidiary" means a subsidiary as defined in the Companies Act 1985 (s.736);

      "Transferred Equipment" means the equipment set out in Schedule 2, Part A;

      "VAT" means value added tax; and

      "Warranties" means the warranties of the Seller contained in this agreement.

(2) Words denoting a person shall include a body corporate, and vice versa; words denoting the singular include the plural and vice versa;

(3)   Subclauses (1) and (2) above apply unless the contrary intention appears.

(4)   The headings in this agreement do not affect its interpretation.

2.    SALE OF BUSINESS

(1) Subject to the terms and conditions of this agreement the Seller shall sell with full title guarantee (save in respect of the Transferred Equipment which is subject to hire purchase and I the Contracts) and the Purchaser shall purchase the following assets with a view to the Purchaser carrying on the Business from the Effective Time as a going concern in succession to the Seller:

      (a)   the Goodwill;

      (b)   the Transferred Equipment;

      (c)   the benefit (subject to the burden) of the Contracts;

      (d)   the Information;

      (e) copies of all records and other documents relating exclusively to the Business (other than the value added tax records referred to in clause 16) including copies of payroll records, income records, records of national insurance and PAYE relating to all Employees duly completed and up to date; and

      (f)   the Computer Equipment.

(2) The Seller shall sell the Assets and property and risk in those Assets shall vest in the Purchaser as from the Effective Time.

(3) The Seller and the Purchaser agree that, for the duration of the Licence to Occupy, the Seller I shall be granted by the Purchaser reasonable access to the Computer Equipment (and any Computer Software used on it) to the extent that such Computer Software and Computer Equipment is required by the Seller to operate its business. The Seller and Purchaser agree to I co-operate fully to ensure that any computer equipment which is not used in the Business is identified before the termination of the Licence to Occupy and (without cost to the Purchaser) that the Purchaser co-operates to ensure that the Seller is able to continue its remaining business after the end of this access period.

(4) The Seller shall grant the Purchaser a non exclusive non-transferable licence in the UK to use, copy and modify the training manuals relating to the Computer Software contained in the Information.

(5) The Seller agrees that, notwithstanding anything in this agreement it will provide the services relating to training, consultancy, installation and data conversion (the "Services") to Direct I Customers to the extent that:

      (a) it has agreed with Direct Customers before the Effective Time that such Services will be provided;

      (b) those Services have not been fully provided before the Effective Time; and

      (c) those Services are due to be provided in the 3 month period following the Effective Time.

(6) In relation to the Services which the Seller is to provide pursuant to subclause 2(5) above the Seller agrees it will pay the cost of providing the Services, including the costs, if any, in relation to subcontracted work carried out for this purpose.

(7) For the avoidance of doubt, any additional Services which are required by the Direct Customers which are not within the terms of subclause 2(5) above shall be provided at the Purchaser's expense and the Seller agrees to refer any requests for such Services promptly to the Purchaser.

3.    EXCLUDED ASSETS

      Nothing in this agreement shall operate to transfer any assets or rights of the Seller or any of its subsidiaries other than those specifically referred to in clause 2(1) and without limiting the generality of the foregoing there shall be expressly excluded and excepted from the sale and purchase and nothing in this agreement shall operate to transfer to:

      (a)   the statutory books and records of the Seller; or

      (b)   the Debts; or

      (c) any prepayments or debts or other sums to become due to the Seller after Completion in connection with goods invoiced prior to such time including, for the avoidance of doubt, any accrued income provisions; or

      (d)   any cash in hand or at bank or bills receivable; or

      (e) any Intellectual Property of the Seller including, without limitation, any Intellectual Property rights in the Computer Software; or

      (f) without prejudice to (e) above, the right to use the names "Multisoft", "Sage" and "Sage Multisoft"; or

      (g)   the benefit of any insurance effected by or on behalf of the Seller;
            or

      (h)   the premises, land or buildings of the Seller.

4.    CONSIDERATION

(1)    The Consideration shall be allocated as follows:

      (a)   for the Goodwill, the sum of (pound)3,766,033;

      (b) for the Transferred Equipment and Computer Equipment, the sum of (pound)96,966;

      (c) for the benefit (subject to the burden) of the Contracts, the Purchaser's covenant in clause 6(1);

      (d)   for the remaining items in clause 2(1) the sum of (pound)l.

(2) The Consideration shall be paid in full on Completion in immediately available funds to the account of the Seller at:

           Bank:           Lloyds Bank plc, Haymarket, Newcastle-upon-Tyne
           sort code:      30-90-50
           account number: 0649109

      or such other account as the Seller may specify.

5.    APPORTIONMENTS

(1) Subject to the provisions of the Licence to Occupy, all rents, rent charges, rates, insurance premiums, gas, water, electricity and telephone charges, royalties and other outgoings relating to or payable or accruing in respect of the Business down to the Effective Time shall be borne by the Seller and as from the Effective Time shall be borne by the Purchaser and all maintenance and support charges, lease payments, royalties and other periodical payments receivable or accruing in respect of the Business down to and including the Effective Time shall belong to the Seller and as from the Effective Time shall belong to the Purchaser. Those outgoings and amounts receivable shall if necessary be apportioned accordingly provided that all outgoings specifically referable to the extent of the use of any property or rights shall be apportioned according to the extent of such user.

(2) The Seller and the Purchaser agree that the amount of prepayments paid by the Direct Customers or invoiced by the Seller prior to the Effective Time under Contracts in respect of renewal periods of Contracts where the maintenance obligation has started before the Effective Time and which are continuing in whole or in part after the Effective Time or where the maintenance obligation commences after the Effective Time is (pound)863,000 (net of VAT) ("Prepayments"). The Purchaser shall, on Completion, issue an invoice to the Seller for the Prepayments (including a valid VAT invoice) and the Prepayments and VAT thereon shall be paid by the Seller to the Purchaser on receipt of that invoice at the same time as payment is made by the Purchaser under clause 4(2).

(3) If the Seller pays the Purchaser an amount in respect of VAT under clause 5(2) and Customs determine at any time that all or part of it was not properly chargeable, the Purchaser shall repay the amount or relevant part of it to the Seller. The Purchaser shall make the repayment promptly after the determination. For the purposes of this clause, Customs shall be taken to have determined that an amount of VAT was not properly chargeable if the Seller or the representative member of the group of companies of which the Seller is a member for the purposes of VAT is unable to obtain credit for such VAT as input tax (whether by way of credit or actual repayment) in the relevant VAT accounting period of the Seller in which the invoice is raised and the Seller agrees to use the invoice in its current VAT period. The Purchaser shall also pay to the Seller forthwith any interest, penalty, charge or other amount required to be paid by Customs as a result of its determination that any VAT paid under clauses 5(2) was not properly chargeable.

(4) All salaries, wages and other emoluments and all contributions for which the Seller is liable as an employer in respect of any employee under any contractual or statutory obligation (including all income tax deductible under P.A.Y.E. for which the Seller is accountable and all employer's contributions to the Seller's Pension Scheme and all other normal employment costs in respect of the Employees) shall be borne by the Seller down to the Effective Time and thereafter by the Purchaser and shall if necessary be apportioned accordingly.

(5)   Sums payable periodically shall be apportioned by charging or allowing:

      (a) for any payment period entirely attributable to one party, the whole of the instalment payable for that period;

      (b)   for any part of a payment period, a proportion on an annual basis.

(6) If any sum payable in respect of any period falling wholly or partly prior to the Effective Time has not been quantified or has not been notified to the Seller, a reasonable provisional apportionment shall be made on the basis of the best estimate available.

(7) Upon the amount referred to in subclause 5(6) being quantified or notified a final apportionment shall be made and the relevant party shall, within 7 days, make an appropriate balancing payment to the other party.

(8) The net amount (if any) payable by or to either party under this clause shall be agreed between the parties within 7 days after the Effective Time and failing such agreement shall be determined by an independent accountant to be agreed between the parties or, if they cannot agree on one within 14 days after the end of such period, to be appointed on application of either party by the President for the time being of Institute of Chartered Accountants in England and Wales.

6.    CONTRACTS

(1) As part of the consideration for the sale and purchase of the Assets the Purchaser shall:

      (a) accept assignments from the Seller of or join with the Seller in procuring a novation of the Contracts;

      (b) carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts except for any material obligations and liabilities attributable to a breach on the part of the Seller prior to the Effective Time and except in relation to those obligations and liabilities to carry out the work referred to under clause 2(5).

(2) The Purchaser shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts (except as provided under 6(1)(b)) to the extent that they fall to be carried out, performed and discharged after the Effective Time. The Seller shall indemnify the Purchaser against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Seller to carry out, perform and discharge all the obligations and liabilities created by or arising under the Contracts in the period up to the Effective Time to the extent that they fall to be carried out, performed and discharged up to the Effective Time.

(3) Insofar as the benefit or burden of any of the Contracts cannot effectively be assigned to the Purchaser except by an agreement or novation with, or consent to the assignment from, the person, firm or company concerned:

      (a) the Seller shall at the Purchaser's request and expense use all reasonable endeavours with the co-operation of the Purchaser to procure such novation or assignment;

      (b) until the Contract is novated or assigned the Seller shall hold it and also the benefits arising under it in trust for the Purchaser absolutely and the Purchaser shall (if such sub-contracting is permissible and lawful under the Contract), as the Seller's subcontractor, perform all the obligations of the Seller under the Contract to be discharged after Completion and shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of any failure on the part of the Purchaser to perform those obligations; and

      (c) until the Contract is novated or assigned the Seller shall (so far as it lawfully may) give all reasonable assistance to the Purchaser (at the Purchaser's request and expense) to enable the Purchaser to enforce its rights under the Contract.

(4) For the purpose of obtaining the effective assignment of the Contracts to the Purchaser the Seller and the Purchaser agree to notify together in writing the Direct Customers on or as soon as practicable after the Effective Time (in such form as both parties shall agree) of the assignment of each Direct Customer's Contracts to the Purchaser to the extent the same are assignable to the Purchaser without the relevant Direct Customer's prior written consent.

(5) The Seller agrees that it shall, at the Purchaser's request and expense, use all reasonable endeavours with the co-operation of the Purchaser to procure the assignment to the Purchaser of the right to use the Licensed Software following Completion to the extent that it is assignable and used exclusively for the Business. Following any such assignment, the Purchaser shall undertake to perform and discharge all of the obligations and liabilities relating to the Licensed Software imposed by any third party including the owner of Licensed Software save for any that relate to the period up to the Effective Time. For the avoidance of doubt, clauses 6(2) and 6(3) above shall apply mutatis mutandis to the Licensed Software.

7.    RESELLER AGREEMENT

(1) The Seller and the Purchaser agree that from the Effective Time the Reseller Agreement shall be deemed to apply mutatis mutandis in respect of the Direct Customers as if those Direct Customers were "Customers" as defined under the Reseller Agreement. In the event of any conflict or inconsistency between the provisions of the Reseller Agreement and this Agreement the provisions of this Agreement shall take precedence. The following clauses 7(1) to 7(8) inclusive shall be read in conjunction with the Reseller Agreement.

(2) After the Effective Time the Purchaser, in accordance with the Reseller Agreement, undertakes to the Seller that the Purchaser will provide the Direct Customers with services and software supplied by the Seller's Group and provide the Direct Customers with a full and professional service and will respond to all requests for information and assistance from Direct Customers in an efficient and timely manner.

(3) The Purchaser and the Seller agree that with effect from the Effective Time the Seller shall charge the Purchaser and the Purchaser shall pay the Seller's recommended retail price ("PRP") in respect of the Computer Software and the Products (as defined in the attached Reseller Agreement (as amended)) less a discount as follows:

      (a) 60% of the RRP in respect of the initial licence of any Computer Software or the Products in respect of the Direct Customers.

      (b) 70% of the RRP in respect of annual licence fees payable in respect of Direct Customers' continued use of the Computer Software or the Products.

      All payments shall be made by the Purchaser within 30 days of the Seller's invoice in respect of the relevant amounts.

(4) All payments required to be made by the Purchaser to the Seller under the Reseller Agreement shall be made in pounds sterling to a bank account nominated by the Seller.

(5) The actual payment of all amounts due under the Reseller Agreement is of the essence to the agreement. The Purchaser shall in addition pay to the Seller interest on any overdue payment calculated on a daily basis at a rate of 2 per cent. (2%) per annum above the National Westminster Bank plc's base rate from time to time in force from the due date until the date of actual payment, and interest shall accrue before as well as after any payment.

(6) For the purpose of assuring to the Purchaser the full value and benefit of the Business acquired under this agreement the Seller undertakes to the Purchaser that for a period of 5 years after the Effective Time the Seller will issue the License Codes only to the Purchaser or to one of its subsidiaries and shall not issue nor purport to issue the License Codes to anyone else during this period. The Seller and the Guarantor further agree that during such period neither of them will deal direct with Direct Customers or Orphan Customers or knowingly authorise any third party to deal with Direct Customers or Orphan Customers in so far as such dealings relate to software products or services provided by the Seller or the Guarantor and shall promptly refer to the Purchaser all enquiries from Direct Customers or Orphan Customers relating to the Business and assign all orders relating to the Business which the Seller or the Guarantor may in the 5 year period receive from Direct Customers or Orphan Customers.

(7) The Seller agrees that the RRP on which annual licence fees under claues 7(3)(b) above to Direct Customers have been calculated in the Business immediately prior to the Effective Time shall for a period of 5 years from the date of this Agreement not be reduced and, if increased, shall not be increased above the percentage increase in the Retail Prices Index from time to time.

(8) The Seller and the Purchaser agree that all the provisions of the Reseller Agreement shall remain confidential between the parties and shall remain confidential notwithstanding any termination of this agreement or the Reseller Agreement.

8.    PRODUCT WARRANTY CLAIMS

(1) If any warranty or guarantee claims arise after the Effective Time in respect of any item of Computer Equipment supplied by the Seller to a Direct Customer in connection with the Business before the Effective Time (other than any equipment originally supplied by the Purchaser) then, while the Seller shall be liable as against the relevant claimant and shall indemnify the Purchaser accordingly, the Purchaser shall, if so requested by the Seller, either: (a) carry out or provide any repairs or replacements at the Purchaser's normal rates or price current at the time of repair or replacement at the Seller's cost; or (b) allow provide any repair or replacement to the claimant (either directly, subcontractors or agents).

(2) The Purchaser shall notify the Seller of any claim made after the Effective Time to which subclause (1) applies and before taking any action which may result in it claiming payment from the Seller under this clause the Purchaser shall obtain the written approval of the Seller as to: (a) the services to be supplied or goods to be provided to meet the claim; and
      (b) the charge, if any, to be made by the Purchaser for those services or goods.

(3) If any malfunctions in respect of any Computer Software supplied by the Seller to a Direct Customer in connection with the Business before the Effective Time arise after the Effective Time and require software support or maintenance then the Seller shall provide to the Purchaser such support or maintenance on the terms of the Reseller Agreement.

(4) Subject to the terms of this agreement and the Reseller Agreement, the Purchaser shall be responsible for any warranty or guarantee claim arising in respect of any item supplied in connection with the Business at any time after the Effective Time and the Purchaser shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of every such claim.

(5) Subject to the terms of this agreement and the terms of the Reseller Agreement, the Purchaser shall be responsible for all support services required after the Effective Time in respect of any Computer Software supplied in connection with the Business whether such supply was made before or after the Effective Time and the Purchaser shall indemnify the Seller against all actions, proceedings, costs, damages, claims and demands in respect of the provision of, or failure to provide, such support services.

9.    DEBTS AND CREDITORS

(1) The Seller shall collect the Debts for its own account and the Purchaser shall give all reasonable assistance to the Seller to enable the Seller to collect the Debts.

(2) The Seller shall use all reasonable endeavours to collect promptly all Debts.

(3) The Purchaser shall account to the Seller for any Debts paid to it within 14 days of receipt in accordance with subclause (4).

(4) Any sums received by the Purchaser in respect of any of the Debts shall be held on trust by the Purchaser for the Seller. The Purchaser shall pay all such sums to an account nominated by the Seller and shall provide the Seller with a schedule setting out details of all Debts received by it, on a fortnightly basis.

(5) The Seller shall discharge the Creditors and Liabilities and shall indemnify the Purchaser against all costs, claims, demands and liabilities in respect of them other than in each case any liabilities which the Purchaser has agreed to perform or discharge expressly in this or in any other agreement in writing with the Seller.

10.   COMPLETION

(1) Completion shall take place at the Seller's Solicitor's offices on Thursday, 5th March, 1998.

(2)   On Completion:

      (a)   the Seller shall let the Purchaser into possession of the Assets;

      (b)   the Purchaser shall pay to the Seller the sum of (pound)3,863,000;
            and

      (c)   the parties shall execute the Licence to Occupy; and

      (d)   the Guarantor shall execute the relevant Guarantee; and

      (e) the Seller shall, on receipt of the invoice outlined in clause 5(2) above, pay to the Purchaser the sum of (pound)863,000 plus VAT.

(3) The Seller and the Purchaser shall each provide the other upon request with full and free access (including the right to take copies) during usual business hours to the books, accounts and records of the Business to be held by each of them after Completion and which relate to the period up to Completion.

11. WARRANTY

(1) The Purchaser shall take the Assets and the Licensed Software (to the extent it is assigned) in the condition in which they are and no warranty or assurance is given or implied as to their condition, quality or fitness save as specified in this agreement.

(2) The Purchaser shall satisfy itself by carrying out such tests as are necessary that the Assets are I safe and without risk to health before they are put to use at work.

(3) Save as provided under clause 8 the Seller gives no warranty or representation that the Direct Customers will remain customers of the Business after the Effective Time.

(4) The Purchaser warrants that it has, or will have following Completion, the capacity and facilities to service the Direct Customers in accordance with the requirements of clause 7(2) and its obligations under the Reseller Agreement.

(5) The Seller warrants to the Purchaser that, save, as fairly set out or referred to in the Disclosure Letter, the Warranties set out in Schedule 5 are true and accurate in all material respects;

(6) The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by completion of the purchase of the Business.

(7)   The Purchaser acknowledges and agrees that:

      (a) the Warranties set out in this clause and Schedule 5 to this agreement are the only representations, warranties or other assurances of any kind given by or on behalf of the Seller and on which the Purchaser may rely in entering into this agreement;

      (b) no other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any claim by the Purchaser under or in connection with this agreement;

      (c) any claim by the Purchaser or any person deriving title from it in connection with the Warranties (a "Warranty Claim") shall be subject to the following provisions of this clause; and

      (d) at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Warranties or constitutes a breach of any of them.

(8) The liability of the Seller under or in respect of the Warranties shall be limited as follows:

      (a) there shall be disregarded for all purposes any breach of the Warranties in respect of which the amount of the damages to which the Purchaser would otherwise be entitled is less than (pound)7,500;

      (b) the Purchaser shall not be entitled to recover any damages in respect of any breach or breaches of the Warranties unless the amount of damages in respect of such breach or breaches exceeds in aggregate the sum of (pound)75,000;

      (c) the maximum aggregate liability of the Seller in respect of all and any Warranty Claims shall not exceed (pound)3,000,000.

(9) The Purchaser shall not be entitled to make any Warranty Claim in respect of anything arising from any transaction, matter or thing fairly disclosed in the Disclosure Letter;

(10) If the Purchaser or any of the Companies becomes aware of a matter which could give rise to a Warranty Claim the Seller shall not be liable in respect of it unless notice of the relevant facts is given by the Purchaser to the Seller as soon as reasonably practicable and in any event within 3 months of the Purchaser becoming aware of those facts.

(11) The Seller shall cease to have any liability under or in respect of the Warranties 12 months after the Effective Time except in respect of a Warranty Claim of which the Purchaser gives notice to the Seller before the relevant date and in accordance with subclause (10) above but the liability of the Seller in respect of any Warranty Claim shall absolutely terminate if I proceedings in respect of it have not been commenced within twelve months of service of notice of that Warranty Claim.

(12) Any payment made by the Seller in respect of a breach of the Warranties shall be deemed to be a reduction in the consideration for the sale of the Assets.

(13) The provisions of this clause shall have effect notwithstanding any other provisions of this agreement.

12.   EMPLOYEES

(1) The Seller and the Purchaser acknowledge and agree that under the Employment Regulations the contracts of employment between the Seller and the Employees will have effect after the Effective Time as if originally made between the Purchaser and the Employees. On or as soon as practicable after the Effective Time the Seller and the Purchaser shall jointly issue to each Employee a notice in the Agreed Form.

(2) The Seller shall discharge all its obligations in respect of the Employees up to the Effective Time and shall indemnify the Purchaser against all liabilities arising from the Seller's failure to do so.

(3) The Purchaser shall on and from the Effective Time discharge all the obligations of the employer in relation to the Employees and shall indemnify the Seller against all liabilities arising from the Purchaser's failure to do so.

(4) The Seller shall indemnify the Purchaser against any liability relating to an Employee which arises out of any act or omission by the Seller or any other event, matter or circumstance occurring before the Effective Time excluding:

      (a) any liabilities which arise out of a complaint of failure to comply with any requirement of Regulation 10 of the Employment Regulations or in respect of an award of compensation under Regulation 11;

      (b)   any liability referred to in (5) below.

(5) The Purchaser shall (subject to the provisions of subclause (6) below) indemnify the Seller against any liability relating to an Employee which arises out of or in connection with:

      (a) any provision of this agreement including (without limitation) the change of employer occurring by virtue of the Employment Regulations and/or this agreement;

      (b) the termination of his employment, a change to a term of his employment or working conditions (including, without limitation, any term under an occupational pension scheme), any act or omission by the Purchaser or any other event, matter or circumstance occurring at or after Completion;

      (c)   any breach of Regulation 10 of the Employment Regulations.

(6)   (a)   The Seller agrees to pay the Purchaser the sums set out in clause
            6(b) (the "Redundancy Costs") in respect of any Employee whose employment is terminated by the Purchaser by reason of redundancy
            (as defined in section 139(1) of the Employment Rights Act 1996), subject to the following conditions:

            (i) the Purchaser shall indicate on a confidential basis by written notice to the Seller the financial terms on which it proposes to make any Employee(s) redundant and the proposed Redundancy Costs;

            (ii) the Seller shall, within 7 days of receipt of such written notice, confirm to the Purchaser whether it agrees to the proposed Redundancy Costs being paid to such Employee. In the absence of response to the contrary from the Seller within such period the Purchaser shall be entitled to assume the Seller's agreement thereto. In the event that the Seller does not agree, it shall in its response state what other sum it would agree to be paid to the Employee. The Purchaser agrees to discuss with the Seller in good faith what sum it would be fair and reasonable to pay but if agreement shall not be reached within a further 7 days the Purchaser shall be entitled to call on the Seller to make payment in such amount as the Purchaser in its reasonable opinion considers represents a fair and reasonable amount;

            (iii) within 7 days of receipt by the Seller of a properly drawn invoice from the Purchaser, the Seller shall make payment to the Purchaser in the amount agreed or considered by the Purchaser to be reasonable in accordance with (ii) above together with VAT thereon.

            provided always that a payment shall only be paid to the Purchaser pursuant to the terms of this clause if the dismissal of the Employee takes place within two months of the Effective Time.

      (b) The Redundancy Costs referred to in clause 6(a) above shall be limited to:

            (i) any statutory redundancy entitlement of an Employee calculated in accordance with the provisions of sections 162(1) and (2) of the Employment Rights Act 1996 and

            (ii) any entitlement in respect of an Employee's contractual or statutory notice period or unfair dismissal compensation and such other sums as may be agreed by the Seller pursuant to 6
                  (a) (i) above, provided that the total sums payable to the Purchaser by the Seller pursuant to this subclause (b)(ii) shall not exceed (pound)20 000.

(7)   In this clause:

      "Beneficiary" means, in relation to an indemnity, the Purchaser or the Seller (as appropriate) receiving the benefit of the indemnity;

      "claim" includes a claim by any Purchaser or the Seller (as appropriate) (including a trade union, a governmental or statutory or local authority or commission),

      "Covenantor" means, in relation to an indemnity, the person undertaking to indemnify the Beneficiary; and

      "liability" and "liabilities" includes any award, compensation, damages, fine, loss, order, payment made by way of settlement, costs and expenses (including legal expenses on an indemnity basis) properly incurred in connection with a claim and also includes the costs and expenses of any investigation by the Equal Opportunities Commission, the Commission for Racial Equality or health and safety enforcement body and of implementing any requirements which may arise from any such investigation.

(8) If the Beneficiary becomes aware of any matter which might give rise to a claim for an indemnity from the Covenantor, the following provisions shall apply:

      (a) the Beneficiary shall immediately give written notice to the Covenantor of the matter in respect of which the indemnity is being claimed (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with the Covenantor with respect to the matter. If the matter has become the subject of any proceedings the Beneficiary shall give the notice within sufficient time to enable the

            Covenantor time to contest the proceedings before any first instance judgement in respect of such proceedings is given;

      (b)   the Beneficiary shall:

            (i) take such action and institute such proceedings, and give such information and assistance, as the Covenantor or its insurers may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against any person (other than the Covenantor) the rights of the Beneficiary or its insurers in relation to the matter;

            (ii) in connection with any proceedings related to the matter (other than against the Covenantor) use professional advisers nominated by the Covenantor or its insurers and, if the Covenantor or its insurers so requests, allow the Covenantor or its insurers the exclusive conduct of the proceedings in each case on the basis that the Covenantor shall fully indemnify the Beneficiary for all costs incurred as a result of any request or nomination by the Covenantor or its insurers; and

            (iii) not admit liability in respect of or settle the matter without the prior written consent of the Covenantor, such consent not to be unreasonably withheld or delayed; and

      (c) if the Covenantor has conduct of any litigation and negotiations in connection with a claim, the Covenantor shall promptly take all proper action to deal with the claim so as not, by any act or omission in connection with the claim, to cause the Beneficiary to be in breach of its obligations to its current or past employees or to cause the Beneficiary's business interests to be materially prejudiced.

(9) If the Covenantor does not elect to have conduct of any litigation and negotiations in connection with a claim by notice in writing to the Beneficiary within seven days of the Beneficiary giving notice of the matter which might give rise to a claim for an indenimty under this clause the Beneficiary shall be at liberty to take such action in relation to that matter as it considers expedient

(10) If the Inland Revenue brings into any charge to taxation any sum payable under any of the indemnities contained in this clause, the amount so payable shall be grossed up by such amount (such amount being referred to as the "gross-up amount") as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount that would otherwise have been payable under such indemnity. To the extent that the Beneficiary subsequently obtains any tax credit, allowance, repayment or relief as a result of the Covenantor paying to it the gross-up amount, it shall pay to the Covenantor so much of the economic benefit from that tax credit, allowance, repayment or relief which it has received as does not exceed the gross-up amount (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment, being determined by the Beneficiary's auditors).

(11) Any failure by any party to exercise any rights under this clause will not operate as a waiver by that party of any such rights nor should it prevent that party from exercising the same right. The liability of any party under this clause shall not be released, impaired or affected by anything done by or arrangements or alterations of terms made with any of the parties to this agreement.

(12) The indemnities given by the Covenantor in this clause are in addition to any rights which the Beneficiary may have at law or otherwise including, but not limited to, any right of contribution.

(13) The indemnities contained in this clause shall, for the avoidance of doubt, extend to include all costs and expenses suffered or reasonably incurred by the Beneficiary in connection with enforcing its rights under this clause.

(14) No statement in the Disclosure Letter shall affect any of the indemnities in this clause.

13.   PENSIONS

      The Seller shall be responsible for payments into the Seller's pension fund in respect of Employees for the period up to the Effective Time but not thereafter. Any contractual pension rights of the Employees for any subsequent period are the responsibility of the Purchaser and the Purchaser will not participate in the Seller's pension fund.

14.   SALES LITERATURE

      As from Completion the Purchaser shall not represent that the Seller retains any connection with the Business as principal and shall ensure that no catalogue or item of sales literature or publicity material relating to the Business is distributed or issued by it after Completion with any reference to the Seller or the Seller's Group other than in a manner which accurately reflects the terms of the Reseller Agreement and clause 7 of this Agreement.

15.   ANNOUNCEMENTS

      No party shall make or permit any member of the Seller's Group or the Purchaser's Group or any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or alter Completion except as required by law, The London Stock Exchange Limited or any competent regulatory body or with the written approval of the Purchaser and the Seller, such approval not to be unreasonably withheld or delayed.

16.   VALUE ADDED TAX

(1) The Seller and the Purchaser intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 ("article 5") shall apply to the sale of the Assets under this agreement, so that the sale is treated as neither a supply of goods nor a supply of services.

(2) If nevertheless any VAT is payable on any supply by the Seller under this agreement, the Purchaser shall pay it the amount of that VAT in addition to the consideration (and indemnify it for any interest and penalties imposed by HM Customs & Excise ("Customs") arising out of the treatment by the Seller and the Purchaser of the sale as described in (1) above) and the Seller shall issue to the Purchaser a proper VAT invoice in respect of that VAT.

(3) Without limiting subclause (2), VAT shall be treated as payable if Customs rule that it is payable. If they have done so before Completion, the tax shall be payable by the Purchaser on Completion. If they do so on or after Completion, the tax shall be payable by the Purchaser within five days after the Seller gives the Purchaser written notice of the ruling accompanied by the proper VAT invoice in respect of that VAT or, if later, five days before the date on which the Seller is required to account for the VAT to Customs.

(4) If the Purchaser (in breach of subclause (3)) fails to pay the amount of the tax on the due date under sub-clause (3), it shall pay interest on that amount from the due date for payment by the Seller to Customs of the relevant VAT liability until actual payment (excluding any period for which interest indemnified under subclause (2) runs) at the rate of two per cent. per annum above the base rate for the time being of Lloyds Bank plc compounded monthly.

(5)   With a view to procuring that article 5 applies, the Purchaser:

      (a) shall ensure that the Purchaser is registered for VAT not later than the date of Completion; and

      (b) warrants that the Assets are to be used by the Purchaser in carrying on the same kind of business as that carried on by the Seller.

(6) The Seller and the Purchaser envisage that s. 49 of the Value Added Tax 1994 ("s. 49") will apply to the sale and purchase of the Assets under this agreement but intend that the Seller should retain the records referred to in that section, and accordingly:

      (a) notwithstanding anything in this Agreement the Seller shall not be required to deliver to the Purchaser the records referred to in s. 49;

      (b) the Seller shall make a request to Customs under s. 49 for the records to be preserved by the Seller;

      (c) if or for so long as that request is not granted, the Seller shall preserve the records on behalf of the Purchaser for such period as may be required by law, and shall during that period permit the Purchaser reasonable access to them to inspect or make copies of them, and

      (d) the Seller may fulfil its obligations under paragraph (c) by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that paragraph, in which case the Seller shall notify the Purchaser of the name of that person.

17.   INTEREST

      If any sum due for payment under this agreement is not paid on the due date the party in default shall pay interest on that sum from the due date until the date of actual payment calculated on a day to day basis of a rate equal to the aggregate of 2 per cent. per annum and the base rate of Lloyds Bank plc for the time being.

18.   NOTICES

(1) Any notice or other document to be served under this agreement may be delivered or sent by post or facsimile process to the party to be served as follows:

      (a)   To the Seller at
            The Sage Group plc
            Fax: 0191 255 0306
            marked for the attention of
    3       Steve Nelson

      (b)   To the Purchaser at
            Ibis Systems Ltd.
            Fax: 01494 44 3333
            marked for the attention of
            Peter Nagle

      or at such other address or facsimile number as he may have notified to the other party in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post.

(2)   Any notice or document shall be deemed to have been served:

      (a)   if delivered, at the time of delivery; or

      (b) if posted, at 10.00 a.m. on the second business day after it was put into the post if sent within the United Kingdom, or at 10.00 am. (local time at the place of destination) on the fifth business day after it was put in the post if sent by airmail; or

      (c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. (local time at the place of destination) on any business day, and in any other case at 10.00 a.m. (local time at the place of destination) on the business day following the date of despatch.

(3) In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the facsimile message was properly addressed, despatched and confirmation received from the recipient's fax machine or operator as the case may be.

19.   GENERAL

(1) Each of the obligations and undertakings set out in this agreement which is not fully performed at Completion will continue in force after Completion.

(2) None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties.

(3) Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. For the avoidance of doubt the Purchaser shall be responsible for any stamp duty payments payable in connection with this agreement.

(4) This agreement may be executed in two counterparts which, taken together, shall constitute one and the same agreement and either party may enter into this agreement by executing a counterpart.

20.   WHOLE AGREEMENT

(1) This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.

(2) Each of the parties acknowledges that in agreeing to enter into this agreement it has not relied on any representation, warranty or other assurance except those set out in this agreement.

(3) In entering into this agreement no party may rely on any representation, warranty, collateral contract or other assurance (except those set out in this agreement) made by or on behalf of any other party before the signature of this agreement and each of the parties waives all rights and remedies which, but for this subclause, might otherwise be available to him in respect of any such representation, warranty, collateral contract or other assurance; provided that nothing in this subclause shall limit or exclude any liability for fraud.

I2.   GOVERNING LAW

      This agreement is governed by and shall be construed in accordance with English law. The parties submit to the jurisdiction of the English courts for all purposes relating to this agreement.

22.   GUARANTEE

      For the purpose of assuring to the Purchaser the effectiveness of the Seller's obligations herein the Guarantor has agreed to provide a guarantee in the form set out in Appendix 3.

23.   SOURCE CODE DEPOSIT

(1) The Seller as legal and beneficial owner of all Intellectual Property rights in the Computer Software agrees to provide to the Purchaser at Completion installed on a computer (being one of the Assets to be taken over by the Purchaser under this agreement) at the Alton office a copy Iof the source code in machine readable form relating to the Computer Software and to provide the source code to all upgrades thereof issued by the Seller or the Seller's Group and, only to the extent needed to continue to operate the Business in the same manner as it is being operated at the date of this agreement, the Seller grants the Purchaser a non-exclusive, non-transferable licence to copy, use or modify such source code in the UK for any customer with a valid License Code. For the avoidance of doubt, the Purchaser shall not be entitled to distribute the source code or disclose the source code or any part thereof to any third party.

(2) The Licence granted in this Clause 23 shall be for an initial period of 5 years from the date of this Agreement and shall terminate on termination of the Reseller Agreement or in the event of the Purchaser's insolvency winding-up, appointment of a liquidator or administrator over all or part of the Purchaser's assets or if the Purchaser or any subsidiary of the Purchaser ceases to carry on the Business. On termination of this Licence the Purchaser shall forthwith return to the Seller the source code supplied by the Seller under this Agreement.

      AS WITNESS the hands of the duly authorised representatives of the parties on the date which first appears on page 1.